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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CENTENNIAL COMMUNICATIONS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 30, 2004

      The 2004 Annual Meeting of Stockholders of Centennial Communications Corp. (the “Company” or “Centennial”) will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Thursday, September 30, 2004, at 11:00 a.m., local time. The purposes of the meeting are:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2005.

3.	To transact such other business as may properly come before the meeting.

      We cordially invite all stockholders to attend. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy. The Board of Directors has set August 27, 2004 as the record date for the Annual Meeting. This means that owners of common stock at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting.

      We enclose with this Notice the Company’s Proxy Statement for the Annual Meeting and the Company’s 2004 Annual Report to Stockholders.

By Order of the Board of Directors

TONY L. WOLK
Senior Vice President, General Counsel and Secretary

September 13, 2004

      Whether or not you expect to attend the Annual Meeting, please read the accompanying Proxy Statement and promptly complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed within the United States, or vote by phone or via the Internet. The proxy, or any vote by phone or the Internet, is revocable by you at any time prior to its use at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned, or voted by phone or the Internet, to assure that all your shares will be voted at the Annual Meeting.

PRINCIPAL STOCKHOLDERS OF THE COMPANY
Proposal 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Proposal 2 RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS

CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

PROXY STATEMENT

General

      The Board of Directors of Centennial Communications Corp. (“Centennial,” the “Company,” “we” or “us”) is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at our 2004 Annual Meeting of Stockholders to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Thursday, September 30, 2004 at 11:00 a.m., local time, and at any adjournment or adjournments of the Annual Meeting. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about September 15, 2004.

      At the Annual Meeting, stockholders of the Company will be asked to:

1.	elect nine directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified; and

2.	ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2005.

      Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      The close of business on August 27, 2004 has been selected as the record date for determining the holders of outstanding shares of our common stock entitled to receive notice of and vote at the Annual Meeting. On August 27, 2004, there were 103,284,150 shares of common stock outstanding. Holders of common stock are entitled to one vote per share. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting.

Quorum and Vote Required

      To carry on the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the Annual Meeting, either by proxy or in person. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are counted as present at the Annual Meeting for determining whether we have a quorum. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

      Directors will be elected by a plurality vote of the combined voting power of all shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes “withheld” from director-nominee(s) will not count against the election of such nominee(s).

      Approval of the other proposal described in this Proxy Statement, or any other matter that may come before the Annual Meeting, will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Viewing Materials over the Internet

      You can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record you can choose this option and save us the cost of producing and mailing these documents. To do so, please mark the designated box on the proxy card or follow the instructions if you vote by telephone or over the Internet. If you own common shares through a bank, broker or other holder of record, the holder of record may send you instructions on how to view future Proxy Statements and Annual Reports over the Internet. If you have not received these instructions and you would like to view these materials over the Internet, please contact the holder of record. If you choose to view the materials online, next year you will receive a proxy card or voting instructions with the Internet address where you can find the materials. Please be aware that you may have to pay for certain costs in connection with online viewing, such as Internet access and telephone charges. Your election to view our Proxy Statements and Annual Reports over the Internet will save the cost of producing and mailing these documents.

How to Vote

      Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. You may vote in one of the following ways:

By Telephone. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern time, on Wednesday, September 29, 2004. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

Over the Internet. You can also vote your shares over the Internet. Your proxy card indicates the web site you may access for Internet voting. You may vote over the Internet 24 hours a day through 11:59 p.m., Eastern time, on Wednesday, September 29, 2004. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you are an owner in street name, please follow the instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends, namely (1) FOR the election of the nine persons named under “Election of

Directors” and (2) FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending May 31, 2005. The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our General Counsel, Tony L. Wolk, at Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

Cost of Solicitation

      We will pay all costs of soliciting the enclosed proxies. In addition to solicitation by mail, our officers and regular employees may solicit proxies by telephone or facsimile or in person. We also will request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and we will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

      The table below contains information regarding the beneficial ownership of our common stock as of August 27, 2004 by each stockholder who owns beneficially 5% or more of our common stock.

      As used throughout this Proxy Statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares.

      Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 103,284,150 shares of common stock outstanding on August 27, 2004.

	Number of Shares	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Class

Welsh, Carson, Anderson & Stowe VIII, L.P.(1)	51,262,086	49.6%
WCAS Capital Partners III, L.P.(1)	4,879,521	4.7%
The Blackstone Group Investors(2)	25,172,043	24.4%
Thomas E. McInerney(3)	56,141,607	54.4%
Anthony J. de Nicola(4)	55,936,938	54.2%
James R. Matthews(5)	55,936,938	54.2%
David M. Tolley(6)	25,172,043	24.4%
Robert D. Reid(6)	25,172,043	24.4%

(1)	The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (5,833,053) and WCAS Information Partners, L.P. (204,669), limited partnerships affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. An aggregate of 2,102,364 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are managing members of the limited liability company that serves as its sole general partner, including Messrs. McInerney, de Nicola and Matthews, and individuals employed by its investment advisor. Messrs. McInerney, de Nicola and Matthews may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

(2)	The shares beneficially owned by The Blackstone Group Investors are owned by Blackstone CCC Capital Partners L.P. (20,026,470), Blackstone CCC Offshore Capital Partners L.P. (3,635,247) and Blackstone Family Investment Partnership III L.P. (1,510,326). Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of The Blackstone Group investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Messrs. Peterson and Schwarzman, each of whom is a partner of BMA, and Messrs. Tolley and Reid, each of whom is a principal of affiliates of BMA, disclaim beneficial ownership of such shares.

(3)	Mr. McInerney, a director of Centennial, owns of record 465,984 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII’s general partner, affiliates of Mr. McInerney, own the remaining shares of common stock reflected as beneficially owned by Mr. McInerney. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(4)	Mr. de Nicola, a director of Centennial, beneficially owns 40,932 shares of common stock that are owned of record by a family partnership. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII’s general partner, affiliates of Mr. de Nicola, own the remaining shares of common stock reflected as beneficially owned by Mr. de Nicola. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

(5)	Mr. Matthews, a director of Centennial, does not own of record any shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII’s general partner, affiliates of Mr. Matthews, own the shares of common stock reflected as beneficially owned by Mr. Matthews. Mr. Matthews disclaims beneficial ownership of such shares.

(6)	Messrs. Tolley and Reid, directors of Centennial, do not own of record any shares of common stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., entities which Messrs. Tolley and Reid are affiliated with, own all of the shares of common stock reflected as beneficially owned by them. Messrs. Tolley and Reid disclaim beneficial ownership of such shares.

      Certain of our principal stockholders are parties to a stockholders agreement that is described in detail under “Certain Relationships and Related Transactions” below.

Proposal 1

ELECTION OF DIRECTORS

      Nine persons have been nominated for election as directors to serve until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees are currently directors.

      The Board of Directors recommends a vote FOR each of the below-named nominees.

      Under the amended and restated stockholders agreement described in detail under “Certain Relationships and Related Transactions,” our principal stockholders have agreed to establish and maintain a Board of Directors consisting of nine members. The parties entered into the amended and restated stockholders agreement in connection with the January 1999 merger in which these stockholders acquired a controlling ownership interest (then 92.9%) in the Company. Pursuant to the amended and restated stockholders agreement as currently in effect, our principal stockholders have agreed to vote for the election of our directors as described below:

•	So long as the Welsh Carson investors own 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999, they can elect three directors. Currently Thomas E. McInerney, Anthony J. de Nicola and James R. Matthews serve as the Welsh Carson investors’ board representatives. The chairman of our Board of Directors, who is currently Thomas E. McInerney, is selected by the Welsh Carson investors.

•	So long as the Blackstone investors own 25% of the common stock (as adjusted for stock splits) owned by them on January 20, 1999, they can elect two directors. Currently David M. Tolley and Robert D. Reid serve as the Blackstone investors’ board representatives.

•	Our Chief Executive Officer, Michael J. Small, also is to serve on our Board of Directors.

•	Up to three additional directors are elected by all of the stockholders, including our principal stockholders. These outside directors must be qualified as independent directors under the rules applicable to any company whose securities are traded on the Nasdaq National Market and cannot be an employee or officer of Centennial or any of our stockholders who are party to the amended and restated stockholders agreement.

      For more information about the amended and restated stockholders agreement, see “Certain Relationships and Related Transactions — Stockholders Agreement.”

      The parties to the amended and restated stockholders agreement will vote for the election of the nominees named below unless, by reason of death or other unexpected occurrence, one or more of such nominees is not available for election. If a nominee is unavailable to serve, the parties to the stockholders agreement, and in the absence of instructions to the contrary the proxy holders named in the accompanying proxy, will vote for a substitute nominee or nominees designated by the Board of Directors or the respective party to the stockholders agreement, or, if no substitute nominee or nominees are so designated, the membership of the Board of Directors will be reduced. The Board of Directors has no reason to believe that any of the nominees listed below will not be available to serve.

      On February 19, 2004, Lawrence H. Guffey resigned from our Board of Directors. Mr. Guffey also served as a member of our Compensation Committee. On February 19, 2004, Robert D. Reid was appointed to our Board of Directors to replace Mr. Guffey and Mr. Tolley, an existing director, was appointed to serve on our compensation committee. On September 7, 2004, Ellen C. Wolf resigned from our Board of Directors. Ms. Wolf also served as a member of our Audit Committee. On September 7, 2004, Raymond A. Ranelli was appointed to our Board of Directors and to our Audit Committee.

      The following table sets forth certain information concerning the nominees for director and their ownership of common stock as of August 27, 2004.

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares	Percent
First Became Director	Experience and Other Directorships	Beneficially Owned	of Class

Thomas E. McInerney(1) Age: 62 Director since January 7, 1999	Mr. McInerney is currently a director and the Chairman of the Board of Directors of the Company. He joined Welsh Carson in 1986 and is a managing member or general partner of the respective sole general partners of Welsh Carson and other associated investment partnerships. He is a director of The BISYS Group, Inc., ITC DeltaCom Inc., Savvis Communications Corporation, along with Mr. Pellow, and several private companies. Mr. McInerney is also a member of the Board of Trustees of St. John’s University.	56,141,607(2)	54.4%
Anthony J. de Nicola(1) Age: 40 Director since January 7, 1999	Mr. de Nicola is currently a director of the Company. He joined Welsh Carson in 1994 and is a managing member or general partner of the respective sole general partners of Welsh Carson and other associated investment partnerships. Previously, he worked for William Blair & Co. for four years in the merchant banking area. He is a director of Valor Telecommunications, LLC, Dex Media, Inc., ITC DeltaCom Inc. and several private companies.	55,936,938(3)	54.2%

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares	Percent
First Became Director	Experience and Other Directorships	Beneficially Owned	of Class

James R. Matthews Age: 37 Director since July 24, 2001	Mr. Matthews is currently a director of the Company. He joined Welsh Carson in 2000 and is a managing member or general partner of the respective sole general partners of Welsh Carson and other associated investment partnerships. Previously, he was a General Partner at J.H. Whitney & Co., a private equity firm where he worked for six years. He is a director of several private companies.	55,936,938(4)	54.2%
James P. Pellow(5) Age: 42 Director since September 10, 2003	Mr. Pellow is currently a director of the Company. Mr. Pellow has served as the Executive Vice President and Chief Operating Officer of St. John’s University since 1999. Mr. Pellow has served at St. John’s University in various capacities since 1991. Prior to 1991, Mr. Pellow worked at the accounting firm of Coopers & Lybrand and at Chapdelaine & Co., a New York City municipal bond brokerage firm. He, along with Mr. McInerney, is also a director of Savvis Communications Corporation.	6,500(6)	*
Raymond A. Ranelli(5) Age: 56 Director since September 7, 2004	Mr. Ranelli is currently a director of the Company. Mr. Ranelli was formerly the Senior Client Services Partner of PricewaterhouseCoopers for the tri-state area of Virginia, the District of Columbia and Maryland until his retirement in 2003. Prior to being appointed Senior Client Services Partner, Mr. Ranelli served as Global Leader of Financial Advisory Services of PricewaterhouseCoopers, a $1.3 billion business operating in 20 countries with over 7,000 employees, and he became a member of the Global Leadership Team. In 1994, he was named Vice Chairman of FAS operations for PricewaterhouseCoopers in the United States and in 1995, he was appointed to PricewaterhouseCoopers’ Management Committee. He began his career at PricewaterhouseCoopers in 1978 and was made a partner in 1981. Mr. Ranelli is also a director of ManTech International Inc., Ameripath Inc. and United Components.	0	*

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares	Percent
First Became Director	Experience and Other Directorships	Beneficially Owned	of Class

Robert D. Reid Age: 31 Director since February 19, 2004	Mr. Reid is currently a director of the Company. He also served as a director of Centennial from March 2001 to July 2001. He is a Principal of The Blackstone Group, L.P. and has been with The Blackstone Group since 1998. Prior to joining Blackstone, Mr. Reid worked in the investment banking division at Morgan Stanley. He is a director of several private companies.	25,172,043(7)	24.4%
Michael J. Small Age: 46 Director since January 7, 1999	Mr. Small is currently a director of the Company. He has served as Chief Executive Officer of Centennial since January 1999. Prior to joining Centennial, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 Communications Company (now a subsidiary of ALLTEL Corporation) from 1995 to 1998. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.	1,537,206(8)	1.5%
David M. Tolley(1) Age: 37 Director since July 24, 2001	Mr. Tolley is currently a director of the Company. He is a Principal of The Blackstone Group L.P. and has been with The Blackstone Group since May 2000. From 1995 to 2000, he was with Morgan Stanley, most recently as Vice President, where he worked with a variety of clients in the telecommunications industry.	25,172,043(7)	24.4%

Nominee, Age, Year	Principal Occupation, Other Business	Number of Shares	Percent
First Became Director	Experience and Other Directorships	Beneficially Owned	of Class

J. Stephen Vanderwoude(5) Age: 60 Director since October 20, 1999	Mr. Vanderwoude is currently a director of the Company. Since 1996, he has been Chairman and Chief Executive Officer of Madison River Telephone Company LLC, a company that acquires and operates rural telephone companies. Previously he was President, Chief Executive Officer and a director of Powerhouse Technologies, Inc., and a director of V-Band Corporation. He is currently a director of First Midwest Bancorp. He formerly was President and Chief Operating Officer and a director of Centel Corporation, and president of the local telecommunications division of Sprint Corporation.	57,500(9)	*

*	Less than 1%.

(1)	Member of the Compensation Committee.

(2)	See note (3) to the table under “Principal Stockholders of the Company.”

(3)	See note (4) to the table under “Principal Stockholders of the Company.”

(4)	See note (5) to the table under “Principal Stockholders of the Company.”

(5)	Member of the Audit Committee.

(6)	Consists of 2,000 shares that Mr. Pellow owns directly and 4,500 shares that Mr. Pellow has the right to acquire pursuant to stock option grants.

(7)	See note (6) to the table under “Principal Stockholders of the Company.”

(8)	Consists of 169,708 shares that Mr. Small owns directly and 1,367,498 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(9)	Consists of 35,000 shares that Mr. Vanderwoude owns directly and 22,500 shares that Mr. Vanderwoude has the right to acquire pursuant to stock option grants.

Board of Directors and Corporate Governance

General

      Our Board of Directors oversees the activities of our management in the handling of the business and affairs of our company. As part of the Board’s oversight responsibility, it monitors developments in the area of corporate governance, including new SEC and Nasdaq requirements, and periodically reviews and amends, as appropriate, our governance policies and procedures.

      The Nasdaq Stock Market, Inc. has recently adopted Marketplace Rules with respect to certain corporate governance matters, including requirements for a board consisting of a majority of independent directors, executive sessions of independent directors and independent compensation and nominating committees, among others. Under such Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company, referred to as a “controlled company,” is exempt from these requirements (other than the requirement for executive sessions of independent directors). We are a controlled company under the Nasdaq Marketplace Rules, because, as of August 27, 2004, the Welsh Carson investors held 54.4% of the voting power of our stock. On this basis, we are relying on the exemption from the Nasdaq Marketplace Rules.

Board Attendance

      The Board of Directors met 11 times during the fiscal year ended May 31, 2004. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees of which said director was a member that were held during the period he or she was a director or member. Two members of our Board of Directors attended our 2003 annual meeting of stockholders. We encourage our directors to attend the annual meeting of stockholders.

Nominations of Directors

      We have not designated a nominating committee or other committee performing a similar function. Such matters, to the extent not dealt with in the amended and restated stockholders agreement, are discussed by our Board of Directors as a whole. Under the amended and restated stockholders agreement described in detail under “Certain Relationships and Related Transactions,” our principal stockholders have agreed to establish and maintain a Board of Directors consisting of nine members. The amended and restated stockholders agreement further provides that the principal stockholders will vote for the election as director of five persons designated by our principal stockholders, as well as our chief executive officer.

      In selecting directors who are not designated in accordance with the amended and restated stockholders agreement, the Board will consider candidates that possess qualifications and expertise that will enhance the composition of the Board, including the considerations set forth below. The considerations set forth below are not meant as minimum qualifications, but rather as guidelines in weighing all of a candidate’s qualifications and expertise.

•	Candidates should be individuals of personal integrity and ethical character.

•	Candidates should have background, achievements, and experience that will enhance our Board. This may come from experience in areas important to our business, substantial accomplishments or prior or current associations with institutions noted for their excellence. Candidates should have demonstrated leadership ability, the intelligence and ability to make independent analytical inquiries and the ability to exercise sound business judgment.

•	Candidates should be free from conflicts that would impair their ability to discharge the fiduciary duties owed as a director to Centennial and its stockholders.

•	Candidates should have, and be prepared to devote, adequate time and energy to the Board and its committees to ensure the diligent performance of their duties, including by attending meetings of the Board and its committees.

•	Due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences, as well as age, gender and ethnicity.

•	Consideration will also be given to the independence requirements and audit committee membership requirements of the Securities and Exchange Commission and Nasdaq Stock Market, as well as any other relevant legal and regulatory requirements.

      We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our directors accumulate during their tenure. Accordingly, the process of the Board for identifying nominees for directors who are not designated in accordance with the amended and restated stockholders agreement will reflect our practice of generally re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Board believes continue to make important contributions and who consent to continue their service on the Board. If the Board determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and that there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Board’s view the incumbent should not be re-nominated, the Board will, absent special circumstances, generally propose the incumbent director for re-election.

      If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Board will solicit recommendations for nominees from persons that the Board believes are likely to be familiar with qualified candidates, including from members of the Board and management. The Board may also determine to engage a professional search firm to assist in identifying qualified candidates. The Board will also consider candidates suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required by Centennial’s By-Laws. Each stockholder recommendation should include at a minimum the director candidate’s name, biographical information and qualifications, and the director candidate’s acknowledgement that such person is willing to be nominated for directorship and serve as director if elected. The Board will consider stockholder recommendations regarding potential nominees for next year’s annual stockholders meeting, consistent with the policy described above, if we receive such recommendations prior to the deadline for stockholder proposal submissions, set forth below in “Stockholder Proposals.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

      Depending on its level of familiarity with the candidates, the Board may choose to interview certain of such candidates that it believes may possess qualifications and expertise required for membership on the Board. It may also gather such other information it deems appropriate to develop a well-rounded view of the candidate. Based on reports from those interviews or from Board members with personal knowledge and experience with a candidate, and on all other available information and relevant considerations, the Board will select and nominate candidates who, in its view, are most suited for membership on the Board.

Committees of the Board of Directors

      The Board of Directors has a Compensation Committee and an Audit Committee.

      Our Compensation Committee consists of Thomas E. McInerney (chairman), Anthony J. de Nicola and David M. Tolley. Mr. Tolley succeeded Lawrence H. Guffey, who was a member of the Compensation Committee until his resignation as a director in February 2004. The Compensation Committee determines the compensation for our chief executive officer and other senior management. Our Compensation Committee, to the extent not otherwise approved by the full Board of Directors, also administers, determines the participants under and selects the recipients of awards under our 1999 Stock Option and Restricted Stock Purchase Plan. The Compensation Committee met three times during the fiscal year ended May 31, 2004.

      Our Audit Committee consists of James P. Pellow (chairman), J. Stephen Vanderwoude and Raymond A. Ranelli. Mr. Ranelli succeeded Ellen C. Wolf, who was a member of the Audit Committee until her resignation as a director on September 7, 2004. We have adopted a written charter for our Audit Committee, which describes the primary responsibilities of the Audit Committee. The functions of the Audit Committee and its activities during the past fiscal year are described under the heading “Audit Committee Report.” The Board of Directors has determined that each member of the Audit Committee is, and, when she was a member of the Audit Committee, Ms. Wolf was, “independent” within the definition contained in the Nasdaq Marketplace Rules. In making this determination with respect to Mr. Pellow, the Board of Directors considered that Mr. Pellow is the executive vice president and treasurer of St. John’s University and that Mr. McInerney, our Chairman and a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and associated investment partnerships, is a member of the Board of Trustees of St. John’s University and has made significant charitable contributions to St. John’s University in his individual capacity over the last several years. The Board of Directors determined, after considering Mr. McInerney’s relationship with St. John’s University, including the size of his contributions relative to the size of St. John’s University’s revenues and the fact that the contributions were made by Mr. McInerney personally and not by the Company or by Welsh, Carson, Anderson & Stowe VIII, L.P. or its associated entities, that these relationships with St. John’s University would not interfere with Mr. Pellow’s exercise of independent judgment in carrying out his responsibilities as a director. Furthermore, the Board of Directors has determined that Mr. Pellow is an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act. The Audit Committee met 12 times during the fiscal year ended May 31, 2004.

Communications with Directors

      Stockholders may send written communications to the Board, committees of the Board and individual directors (or groups of directors) by mailing those communications to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, Attn.: General Counsel, who will forward such communications to the relevant addressee. We will generally not forward to the directors shareholder communications that merely request general information about us.

Code of Conduct

      We have adopted a written code of conduct applicable to directors, officers and employees. Our code of conduct is available on the Investor Relations section of our website at www.centennialwireless.com. If we make any substantive changes to our code of conduct, or grant any waiver from a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, we intend to disclose such events on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file. As a matter of practice, the Company typically files the Section 16(a) forms on behalf of its executive officers and directors, other than the Welsh Carson and Blackstone directors. Based solely on a review of the copies of the forms which we received and written representations from certain reporting persons, we believe that, during the fiscal year ended May 31, 2004, all Section 16(a) filing requirements applicable to our reporting persons were met, with the exception of the inadvertent late filing by Mr. Reid of his initial report on Form 3.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

      The following table sets forth certain information for each of our last three fiscal years with respect to compensation awarded to, earned by or paid to our Chief Executive Officer and each of our other four most highly compensated executive officers (based on amounts reported as salary and bonus for fiscal 2004) (collectively the “Named Executives”).

Summary Compensation Table

					Long Term
					Compensation Awards

		Annual Compensation			Restricted
	Fiscal				Stock	Options/		All Other
Name and Principal Position	Year	Salary	Bonus(1)		Awards($)	SARs(#)		Compensation($)

Michael J. Small	2004	$362,916	$633,659		–0–	617,500	(2)	$12,790(3)
Chief Executive Officer	2003	340,000	434,235	(4)	–0–	–0–		10,809(3)
	2002	340,000	200,487		–0–	300,000		11,593(3)
Thomas J. Fitzpatrick	2004	$288,750	$316,829		–0–	100,000		26,747(3)	(5)
Executive Vice President,	2003	216,562	161,822		–0–	375,000		100,000(6)
Chief Financial Officer	2002	–0–	–0–		–0–	–0–		–0–
John de Armas	2004	$272,917	$333,271		–0–	150,000		10,658(3)
President —	2003	174,062	54,315		–0–	200,000		78,912(7)
Caribbean Operations	2002	58,333	–0–		–0–	50,000		–0–
Phillip H. Mayberry	2004	$272,917	$317,367		–0–	195,000	(8)	12,451(3)	(9)
President —	2003	241,250	345,274	(10)	–0–	95,000		10,463(3)	(9)
U.S. Wireless Operations	2002	220,000	176,037		–0–	60,000		8,274(3)	(9)
Thomas R. Cogar	2004	$214,166	$158,466		–0–	95,000	(11)	19,828(3)	(12)
Executive Vice President —	2003	205,000	148,750	(13)	–0–	–0–		27,505(3)	(12)
Chief Technology Officer Caribbean Operations	2002	192,500	97,798		–0–	35,000		5,270(3)	(12)

(1)	Bonuses represent amounts earned by each Named Executive during the referenced year, although paid in the following year.

(2)	In connection with the Company’s Option Exchange Program, in December 2002 Mr. Small tendered for cancellation options to purchase 835,000 shares and in June 2003 was issued options to purchase 417,500 shares with an exercise price of $4.365. These options vest over a three-year period in equal installments commencing June 23, 2004. For more information on the Option Exchange Program, see “Compensation Committee Report on Executive Compensation.”

(3)	Includes matching contribution made by us on behalf of the Named Executive under our 401(k) Retirement Investment Plan but does not include the cost of certain tax and financial services, comprehensive medical exams and excess disability coverage provided to the Named Executives during fiscal 2002, fiscal 2003 and fiscal 2004. The value of these services to each of the Named Executives is estimated to be approximately $10,000 per Named Executive.

(4)	Includes value of 18,014 shares granted to Mr. Small on August 30, 2002.

(5)	Includes reimbursement of housing and related expenses of $23,084.

(6)	Consists of a $100,000 signing bonus paid to Mr. Fitzpatrick in August 2002.

(7)	Consists of reimbursement of relocation and related expenses of $78,912.

(8)	In connection with the Company’s Option Exchange Program, in December 2002 Mr. Mayberry tendered for cancellation options to purchase 190,000 shares and in June 2003 was issued options to purchase 95,000 shares with an exercise price of $4.365. These options vest over a three-year period in equal installments commencing June 23, 2004. For more information on the Option Exchange Program, see “Compensation Committee Report on Executive Compensation.”

(9)	Does not include the cost of the use of a company automobile valued at approximately $3,000 per annum.

(10)	Includes value of 7,909 shares granted to Mr. Mayberry on August 30, 2002.

(11)	In connection with the Company’s Option Exchange Program, in December 2002 Mr. Cogar tendered for cancellation options to purchase 100,000 shares and in June 2003 was issued options to purchase 50,000 shares with an exercise price of $4.365. These options vest over a three-year period in equal installments commencing June 23, 2004. For more information on the Option Exchange Program, see “Compensation Committee Report on Executive Compensation.”

(12)	Does not include the value of a $100,000 interest-free loan received by Mr. Cogar from the Company in May 2002 and foregiven in March 2004. Fiscal 2004 amount includes $11,280 for reimbursement of relocation and related expenses. Fiscal 2003 amount includes $20,950 for reimbursement of relocation and related expenses. Fiscal 2002 amount does not include reimbursement of relocation and related expenses of $4,713.

(13)	Includes value of 4,394 shares granted to Mr. Cogar on August 30, 2002.

Employment Agreements

      1. Michael J. Small — Chief Executive Officer. In connection with the January 1999 merger, we entered into an employment agreement with Michael J. Small, our Chief Executive Officer. The Compensation Committee has determined that Mr. Small’s base salary for fiscal 2005 will be $385,000 and his target bonus for fiscal 2005 will be $500,000. The term of Mr. Small’s employment agreement expires on September 30, 2005 (as a result of an automatic renewal), but will automatically renew for subsequent one-year terms unless we or Mr. Small give notice of non-renewal at least 90 days before the expiration of any renewal term. Mr. Small’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Small’s employment other than as a result of his failing to comply with the terms of the employment agreement, or if Mr. Small terminates his employment with us because we failed to comply with the agreement, he is entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs, and certain other fringe benefits. On January 7, 1999, Mr. Small received incentive stock options and non-qualified stock options to purchase 1,215,000 shares of our common stock with an exercise price of $4.61 per share, vesting on July 31 of each year beginning with the fiscal year ended May 31, 1999 if we attain certain EBITDA targets. All of these stock options have vested. During the employment term and for a period of one year following the termination of his employment, except if he quits because we failed to comply with the agreement, Mr. Small is subject to certain non-competition and non-solicitation provisions contained in his employment agreement.

      2. Thomas J. Fitzpatrick — Executive Vice President and Chief Financial Officer. We entered into an employment agreement with Thomas J. Fitzpatrick in July 2002 that provided for a base salary of $275,000 per annum. Additionally, upon hire, Mr. Fitzpatrick was granted incentive stock options and non-qualified stock options to purchase 375,000 shares of our common stock with an exercise price of $2.89 per share and received a $100,000 signing bonus. The Compensation Committee has determined that Mr. Fitzpatrick’s base salary for fiscal 2005 will be $300,000 and his target bonus for fiscal 2005 will be $250,000. The term of his employment agreement expires on August 19, 2005 (as a result of automatic renewal) but will automatically renew for subsequent one-year terms unless we or Mr. Fitzpatrick give notice of non-renewal at least 90 days before the expiration of any renewal term. Mr. Fitzpatrick’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Fitzpatrick’s employment other than for “Cause”, death or disability or he terminates the agreement for “Good Reason” (in each case as defined in his employment agreement), Mr. Fitzpatrick will be entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs, and certain other fringe benefits. During the employment term and for a period of one year following the termination of his employment, Mr. Fitzpatrick is subject to certain non-competition and non-solicitation provisions contained in his employment agreement.

      3. John de Armas — President, Caribbean Operations. We entered into an employment agreement with John de Armas in June 2003. The Compensation Committee has determined that Mr. de Armas’s base salary for fiscal 2005 will be $285,000 and his target bonus for fiscal 2005 will be $250,000. The term of his employment agreement expires on June 16, 2005 but will automatically renew for subsequent one-year terms unless we or Mr. de Armas give notice of non-renewal at least 180 days before the expiration of any renewal term. Mr. de Armas’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. de Armas’s employment other than for “Cause” (as defined in his employment agreement), death or disability, he will be entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs and certain other fringe benefits. During the employment term and for a period of one year following the termination of his employment, Mr. de Armas is subject to certain non-competition and non-solicitation provisions contained in his employment contract.

      4. Thomas R. Cogar — Executive Vice President and Chief Technology Officer — Caribbean Operations. We entered into an employment agreement with Thomas R. Cogar in March 2002 that provided for a base salary of $205,000 per annum. Additionally, upon execution of the employment agreement, Mr. Cogar was granted non-qualified stock options to purchase 35,000 shares of our common stock with an exercise price of $5.10 per share and received a $100,000 interest-free loan. The loan was to become immediately due and payable on the earlier to occur of (i) the date of Mr. Cogar’s resignation from the Company and (ii) the date of his termination by us for “Cause” (as defined in his employment agreement). In accordance with the terms of the loan, the loan was automatically forgiven on March 11, 2004 as neither of these events occurred by such date. The Compensation Committee has determined that Mr. Cogar’s base salary for fiscal 2005 will be $225,000 and his target bonus for fiscal 2005 will be $125,000. The term of his employment agreement expires on March 11, 2005 (as a result of automatic renewal) but will automatically renew for subsequent one-year terms unless we or Mr. Cogar give notice of non-renewal at least 120 days before the expiration of any renewal term. Mr. Cogar’s agreement provides for certain severance benefits in the event of his termination of employment under specified circumstances. Pursuant to the agreement, if we terminate Mr. Cogar’s employment other than for “Cause” (as defined in his employment agreement), death or disability, Mr. Cogar will be entitled to continue to receive his base salary with respect to the one-year period following such termination and a pro rata portion of any bonus payable for the fiscal year in which such termination occurs. During the employment term and for a period of one year following the termination of his employment, Mr. Cogar is subject to certain non-competition and non-solicitation provisions contained in his employment contract.

Stock Options

      The table below contains information concerning options granted to each of the Named Executives in the fiscal year ended May 31, 2004.

Option/ SAR Grants in Last Fiscal Year

		Individual Grants
	Number of	Percent of Total		Potential Realizable Value At Assumed
	Securities	Options/SARs	Exercise	Annual Rates of Stock Price
	Underlying	Granted to	or Base	Appreciation For Option Term(1)
	Options/SARs	Employees In	Price
Name	Granted(#)	Fiscal Year	($/Sh)	Expiration Date	5%	10%

Michael J. Small	200,000(2)	6.2%	$5.480	October 2, 2013	$689,269	$1,746,742
	417,500(3)	13.0%	$4.365	June 23, 2013	$1,146,090	$2,904,416
Thomas J. Fitzpatrick	100,000(2)	3.1%	$5.480	October 2, 2013	$344,634	$873,371
John de Armas	100,000(2)	3.1%	$5.480	October 2, 2013	$344,634	$873,371
	50,000(4)	1.6%	$6.530	July 24, 2013	$205,334	$520,357
Phillip H. Mayberry	100,000(2)	3.1%	$5.480	October 2, 2013	$344,634	$873,371
	95,000(5)	2.9%	$4.365	June 23, 2013	$260,787	$660,885
Thomas R. Cogar	45,000(2)	1.4%	$5.480	October 2, 2013	$155,085	$393,017
	50,000(6)	1.6%	$4.365	June 23, 2013	$137,256	$347,834

(1)	The information with respect to potential realizable value is presented in accordance with the requirements of the SEC and is not necessarily indicative of the actual value that such options will have to the Named Executives. To realize the potential values set forth in the 5% and 10% columns, the price per share of the common stock of the Company would have to be $7.11 and $11.32, respectively, for the grants expiring on June 23, 2013, $8.93 and $14.21, respectively, for the grants expiring on October 2, 2013 and $10.64 and $16.94, respectively, for the grant expiring on July 24, 2013.

(2)	These options vest 25% per year on each October 2, commencing October 2, 2004.

(3)	In connection with the Company’s Option Exchange Program, in December 2002 Mr. Small tendered for cancellation options to purchase 835,000 shares and in June 2003 was issued options to purchase 417,500 shares with an exercise price of $4.365. These options vest over a three-year period in equal installments commencing June 23, 2004. For more information on the Option Exchange Program, see “Compensation Committee Report on Executive Compensation.”

(4)	These options vest 25% per year on each July 24, commencing July 24, 2004.

(5)	In connection with the Company’s Option Exchange Program, in December 2002 Mr. Mayberry tendered for cancellation options to purchase 190,000 shares and in June 2003 was issued options to purchase 95,000 shares with an exercise price of $4.365. These options vest over a three-year period in equal installments commencing June 23, 2004. For more information on the Option Exchange Program, see “Compensation Committee Report on Executive Compensation.”

(6)	In connection with the Company’s Option Exchange Program, in December 2002 Mr. Cogar tendered for cancellation options to purchase 100,000 shares and in June 2003 was issued options to purchase 50,000 shares with an exercise price of $4.365. These options vest over a three-year period in equal installments commencing June 23, 2004. For more information on the Option Exchange Program, see “Compensation Committee Report on Executive Compensation.”

      The table below summarizes the exercise of stock options during fiscal 2004 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 2004 fiscal year on May 31, 2004.

AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2004

AND FISCAL YEAR-END 2004 OPTION/ SAR VALUES

Number of Shares
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			at FY-End(#)	at FY-End($)(1)
Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized($)	Unexercisable	Unexercisable

Michael J. Small	–0–	–0–	1,178,331/617,500	$3,075,444/$1,539,963
Thomas J. Fitzpatrick	–0–	–0–	93,750/381,250	$405,938/$1,391,813
John de Armas	–0–	–0–	62,500/287,500	$221,688/ $767,563
Phillip H. Mayberry	–0–	–0–	436,664/225,000	$1,124,993/ $508,825
Thomas R. Cogar	–0–	–0–	84,998/112,500	$213,270/ $258,150

(1)	The closing price on May 28, 2004, the last trading day of our fiscal 2004, was $7.22 and was used in determining the value of unexercised options.

Director Compensation

      Each non-employee director (other than the Welsh Carson and Blackstone directors) receives a $15,000 annual retainer, $1,500 for each Board meeting or committee meeting attended in person or telephonically and an annual award of an option to purchase 4,500 shares of our common stock. During fiscal 2004, the Welsh Carson and Blackstone directors received no compensation for serving as directors.

Compensation Committee Interlocks and Insider Participation

      The current members of our Board’s Compensation Committee are Thomas E. McInerney, Anthony J. de Nicola and David M. Tolley. Messrs. McInerney and de Nicola are managing members of affiliates of Welsh Carson, which beneficially owns approximately 54.4% of our outstanding common stock. Mr. Tolley is a principal of The Blackstone Group L.P., which beneficially owns approximately 24.4% of our common stock. Because of these affiliations, Messrs. McInerney, de Nicola and Tolley may be deemed to have a material interest in the matters described under “Certain Relationships and Related Transactions.”

Compensation Committee Report on Executive Compensation

      The Compensation Committee establishes, approves, and administers the executive compensation policies and practices of the Company and the compensation levels of executive officers and senior management. The Compensation Committee also, to the extent not otherwise approved by the full Board of Directors, administers the Company’s stock option plan.

      Compensation Philosophy. Our executive compensation consists of (1) base salary, (2) annual bonus based on achievement of operating results and personal objectives and (3) long-term equity incentives in the form of stock options and restricted stock. The Compensation Committee is mindful of the Company’s commitment to being the premier regional telecommunications service provider by tailoring the ultimate customer experience in the markets we serve. To realize these objectives, the Company’s compensation levels must be such as to motivate and retain these individuals as well as to attract new talent, as necessary. The Compensation Committee believes it is important to provide our senior management with stock-based incentive compensation that increases in value in direct correlation with improvement in the performance of our common stock. This aligns management’s interests with those of our stockholders. The fundamental philosophy is to link the amount of compensation for an executive to his or her contribution to the Company’s success in achieving financial and other objectives.

      Option Exchange Program. In November 2002, the Compensation Committee authorized the Company to effect a stock option exchange program (the “Option Exchange Program”) and offered its employees who held stock options with an exercise price of $12.15 per share or more the opportunity to cancel those options in exchange for new options on a 1-for-2 basis (i.e. 1 new option for every 2 cancelled). The new options would be granted at least six months and one day after the date the surrendered options were cancelled and would have an exercise price equal to the average of the high and low price of the Company’s common stock on the new grant date. Pursuant to the Option Exchange Program, in December 2002, the Company accepted for cancellation 2,913,700 options and on June 23, 2003, the Company issued 1,304,150 options with an exercise price of $4.365, the average of the high and low sales price on the grant date, to the employees who participated in the Option Exchange Program. The Compensation Committee authorized the Option Exchange Program because it recognized at the time that the Company’s stock option plan may not be providing sufficient performance incentives for the Company’s valued employees because many of the outstanding options had exercise prices that were significantly higher than the then current market price of the Company’s common stock.

      Compensation of Senior Management. In determining the compensation level of our senior management other than Mr. Small, the Compensation Committee relies upon the recommendation of Mr. Small, Chief Executive Officer of the Company, as the person in the best position to judge the respective performances of said individuals. In this regard, the Compensation Committee takes into consideration Mr. Small’s evaluation of the potential contributions of these individuals toward (i) increasing revenues, (ii) increasing the number of subscribers, (iii) increasing cash flow, (iv) meeting budgetary objectives, (v) the development of the Company’s telecommunications systems businesses, (vi) the successful completion of certain acquisitions, dispositions and financings and (vii) the successful achievement of certain individualized goals and objectives. Bonus compensation for senior management is determined by reference to a formula that ties a target bonus objective to the achievement of certain pre-defined operational and financial benchmarks as well as personal objectives during the fiscal year. Under this formula, our senior managements’ actual bonus amounts could be greater or less than the target bonus objectives based on the Company’s actual operational and financial performance as well as the employees’ attainment of certain pre-defined personal objectives. During fiscal 2004, the Company exceeded its financial and operational targets for bonus purposes and meaningfully strengthened its balance sheet.

      Compensation of Chief Executive Officer. Mr. Small’s compensation is based on similar factors as those outlined above. In fiscal 2004, Mr. Small received a base salary of $365,000 and was awarded a cash bonus of $633,659. The bonus was tied to the Company’s achievement of certain pre-defined operational and financial objectives. In December 2002, Mr. Small tendered for cancellation options to purchase 835,000 shares in connection with our Option Exchange Program. As part of that program, in June 2003, Mr. Small was awarded options to purchase 417,500 shares with an exercise price of $4.365 per share. In addition, Mr. Small was awarded options to purchase 200,000 shares with an exercise price of $5.48 per share in October 2003. For fiscal 2005, Mr. Small will receive a base salary and target bonus of $385,000 and $500,000, respectively.

The Compensation Committee

Thomas E. McInerney
Anthony J. de Nicola
David M. Tolley

Audit Committee Report

      In July 2003, at the recommendation of the Audit Committee, the Company’s Board of Directors adopted a new written Audit Committee charter, which sets forth the key responsibilities of the Audit Committee. All members of our Audit Committee qualify as “independent” directors under the current listing standards of the Nasdaq Stock Market.

      Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The principal purpose of the Audit Committee is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

      The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended May 31, 2004. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), relating to auditors’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

      The Audit Committee has received the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from the Company and has discussed with the independent auditors its independence. In addition, the Audit Committee also discussed with Deloitte & Touche LLP the overall scope and plans for its audit. To this end, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of its audit, the evaluations of Centennial’s internal controls, and the overall quality of Centennial’s financial reporting.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2004, for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2005.

Audit Committee

James P. Pellow
J. Stephen Vanderwoude

Auditor Independence

      Deloitte & Touche LLP are our independent auditors. The Audit Committee of our Board of Directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche’s independence.

Audit Fees

      The following table shows the aggregate fees billed by Deloitte & Touche LLP, our independent auditors, for the fiscal years ended May 31, 2003 and 2004.

	2004	2003

Audit fees(1):	$2,789,000	$1,293,000
Audit-related fees(2):	175,000	88,000
Tax fees(3):	1,016,000	711,000

Total	$3,980,000	$2,092,000

(1)	Amount for 2004 does not include fees for certain work performed by Deloitte & Touche in connection with the fiscal 2004 audit, which was just recently completed.

(2)	“Audit-related fees” consist primarily of fees related to employee benefit plan audits and consultation on compliance with the Sarbanes-Oxley Act of 2002.

(3)	“Tax fees” primarily consist of tax consulting and compliance services.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services of the Independent Auditors

      The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. The purpose of this policy is to help ensure that the independent auditor maintains the highest level of independence from Centennial, in both appearance and fact. The Audit Committee will pre-approve all audit services and permissible non-audit services to be provided to us by our independent auditors. The Audit Committee will approve each year those non-audit engagements it deems appropriate and necessary, including the costs to us for such services up to certain dollar threshold amounts. Additional non-audit services, or provision of non-audit services in excess of the threshold amounts, will require separate pre-approval. The Audit Committee has delegated to each of its members the authority to grant certain pre-approvals between meetings in accordance with our policy. The relevant member of the Audit Committee will report its pre-approval decision to the Audit Committee at the next meeting.

Performance Graph

      The following graph compares the total returns (assuming reinvestment of dividends) on our common stock, the Nasdaq Stock Market — US Index (which includes Centennial) and the Nasdaq Telecommunications Index (which includes Centennial). The graph assumes $100 invested in our common stock or in each of the indices on May 31, 1999, including the reinvestment of dividends, if any.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CENTENNIAL COMMUNICATIONS CORP.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

(5 YEAR COMPARISON CHART)

	CENTENNIAL		NASDAQ
	COMMUNICATIONS	NASDAQ STOCK	TELECOMMUNICATIONS
	CORP.	MARKET (U.S.)	INDEX

May 99	100	100	100
May 00	103	162	121
May 01	83	85	58
May 02	20	68	35
May 03	14	61	46
May 04	47	83	53

*	ASSUMES $100 INVESTED ON 5/31/99 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

Beneficial Ownership by Management

      The following table sets forth, as of August 27, 2004, certain information with respect to the beneficial ownership of shares of common stock by the Named Executives of the Company and all directors and executive officers as a group.

	Shares of Stock		Percent
Name	Beneficially Owned		of Class

Michael J. Small	1,537,206	(1)	1.5%
Thomas J. Fitzpatrick	213,319	(2)	*
John de Armas	125,000	(3)	*
Phillip Mayberry	564,401	(4)	*
Thomas R. Cogar	173,636	(5)	*
All directors and executive officers as a group (17 persons)	84,329,118	(6)	79.6%

*	Less than 1%.

(1)	Consists of 169,708 shares that Mr. Small owns directly and 1,367,498 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(2)	Consists of 819 shares that Mr. Fitzpatrick owns directly and 212,500 shares that Mr. Fitzpatrick has the right to acquire pursuant to stock option grants.

(3)	Consists of 125,000 shares that Mr. de Armas has the right to acquire pursuant to stock option grants.

(4)	Consists of 71,070 shares that Mr. Mayberry owns directly and 493,331 shares that Mr. Mayberry has the right to acquire pursuant to stock option grants.

(5)	Consists of 60,721 shares that Mr. Cogar owns directly and 112,915 shares that Mr. Cogar has the right to acquire pursuant to stock option grants.

(6)	Consists of 81,669,165 shares owned directly by such persons and 2,659,953 shares that may be acquired by such persons pursuant to stock option grants.

Certain Relationships and Related Transactions

Stockholders Agreement

      On January 7, 1999, each of the stockholders of CCW Acquisition Corp. who purchased shares of CCW Acquisition Corp. under the securities purchase agreement, dated December 29, 1998, and CCW Acquisition Corp. entered into a stockholders agreement. The stockholders agreement became the Company’s obligation when we merged with CCW Acquisition Corp. on January 7, 1999 (the “Merger”). The original stockholders agreement was superseded by a first amended and restated stockholders agreement on January 20, 1999, in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund. The parties to the amended and restated stockholders agreement include Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates, The Blackstone Group and its affiliates, Michael J. Small (our Chief Executive Officer), Peter Chehayl (our former Chief Financial Officer), Edward Owen (our current Vice President of Corporate Development), Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P., each of whom are our stockholders, and us.

      Under the amended and restated stockholders agreement, our principal stockholders have agreed to establish and maintain for the Company a Board of Directors in the manner described under “Election of Directors.” The amended and restated stockholders agreement calls for the creation of a Compensation Committee consisting of three directors, two of whom will be designated by the Welsh Carson investors and one of whom will be designated by The Blackstone Group investors. The amended and restated stockholders agreement provides for an audit committee consisting of at least three directors, at least one of whom shall be selected by the Welsh Carson investors, at least one of whom shall be selected by The Blackstone Group investors, and at least one of whom shall be an outside director. The amended and restated stockholders agreement requires that each other committee of our Board of Directors consist of at least two members, one of whom is selected by the Welsh Carson investors and one of whom is selected by The Blackstone Group investors.

      The amended and restated stockholders agreement places restrictions on the ability of Messrs. Small, Chehayl and Owen to transfer shares of common stock owned in their names or on their behalf without the consent of the Welsh Carson investors. There are exceptions for transfers in registered public offerings or to their spouses or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh Carson investors to repurchase at fair market value any shares owned by any of these management investors at the time of the termination of their employment.

      The amended and restated stockholders agreement grants The Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to participate in any sale of common stock by any of the Welsh Carson investors. These co-sale provisions do not apply to transfers by Welsh Carson investors to affiliates, transfers by any of the Welsh Carson investors that are limited partnerships to their limited partners and transfers by Welsh Carson investors that are individuals to their spouses or children or to family trusts.

      The amended and restated stockholders agreement grants the Welsh Carson investors the right to require The Blackstone Group investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. to sell their shares of common stock to a third party who offers to buy at least 80% of our capital stock. The sale of the Company must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when The Blackstone Group investors own more shares of common stock than the Welsh Carson investors.

      We have granted preemptive rights to purchase shares of our common stock in proportion to the ownership of the stockholder in the situations described below to the Welsh Carson investors, The Blackstone Group investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. These preemptive rights apply to any sale by us of common stock or securities convertible into or exchangeable for common stock such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

      The amended and restated stockholders agreement grants to the Welsh Carson investors a right of first offer that applies to sales of common stock by The Blackstone Group investors. This means that if any of The Blackstone Group investors wishes to sell its shares, it must first allow the Welsh Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh Carson investors, The Blackstone Group investors cannot sell the shares to a third party on material terms which are the same as, or less favorable in the aggregate to, the terms offered by the Welsh Carson investors for the shares. This right of first offer does not apply to sales by The Blackstone Group investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act of 1933, as amended (the “Securities Act”), or distributions by any of The Blackstone Group investors which are limited partnerships to their limited partners.

      We have agreed not to take any of the following actions without the approval of the Welsh Carson investors, The Blackstone Group investors, and if disproportionately affected thereby, the other investors, until the amended and restated stockholders agreement is terminated:

(1) amend, alter or repeal our certificate of incorporation or our by-laws in any manner that adversely affects the respective rights, preferences or voting power of the holders of our common stock, or the rights of the stockholders party to the amended and restated stockholders agreement, or

(2) enter into, or permit any of our subsidiaries to enter into, any transaction (other than with respect to normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, any transaction with a director that is approved by a majority of the disinterested directors on our Board of Directors or a committee of our Board of Directors in accordance with Delaware law, customer transactions in the ordinary course of business, and the transactions contemplated by the amended and restated registration rights agreement described below) with:

•	any of our subsidiaries’ officers, directors or employees,

•	any person related by blood or marriage to any of our subsidiaries’ officers, directors or employees,

•	any entity in which any of our subsidiaries’ officers, directors or employees owns any beneficial interest, or

•	any stockholder of ours that owns, directly or indirectly, at least 25% of our outstanding capital stock or any affiliate of any 25% stockholder.

      Under the amended and restated stockholders agreement, each of the Welsh Carson investors, The Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. has agreed not to, and agreed to cause its affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of holders of a majority of the shares held by the Welsh Carson investors, take any of the following actions:

(1) effect, seek, offer, engage in, propose or participate in

•	any acquisition of beneficial ownership of our equity or debt securities other than (a) pursuant to the preemptive rights granted under the amended and restated stockholders agreement, (b) acquisitions from other stockholders who have signed the amended and restated stockholders agreement or (c) any stock dividend, stock reclassification or other distribution or dividends to the holders of our common stock generally,

•	any extraordinary transaction such as a merger or tender offer involving our company or any material portion of our business or a purchase of all or a substantial part of our assets or any material part of our business,

•	any solicitation of proxies with respect to the Company or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to the Company,

(2) propose any matter for submission to a vote of stockholders of the Company,

(3) seek to remove or appoint directors of the Company outside of the provisions of the amended and restated stockholders agreement, or

(4) form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of the Company, other than any group consisting exclusively of stockholders who have signed the amended and restated stockholders agreement and their affiliates.

      Under the amended and restated stockholders agreement, we are required to pay WCA Management Corporation, an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P., an annual monitoring fee of $450,000 plus reasonable expenses and Blackstone Management Partners III, L.L.C. an annual monitoring fee of $300,000 plus reasonable expenses. We will not be required to pay these management fees if either the Welsh Carson investors or The Blackstone Group investors sells 75% of the shares (adjusted for stock splits) owned by them on January 20, 1999.

      All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of our Board of Directors and the composition of its committees, will terminate upon the earlier to occur of (1) January 20, 2009, or (2) the completion of a registered public offering of common stock raising not less than $50 million for the Company and the transfer by either the Welsh Carson investors or The Blackstone Group investors of 50% or more of the shares of common stock (adjusted for stock splits) owned by them on January 20, 1999.

      The provisions of the amended and restated stockholders agreement governing the election of our Board of Directors and the composition of its committees will terminate upon the earlier to occur of (1) January 20, 2009, or (2) the completion of a registered public offering of common stock raising not less than $50 million for our company and the transfer by both the Welsh Carson investors and The Blackstone Group investors of 50% or more of the shares of common stock (adjusted for stock splits) owned by them on January 20, 1999.

Registration Rights Agreement

      On January 7, 1999 each of the stockholders of CCW Acquisition Corp. who purchased shares of CCW Acquisition Corp. under the securities purchase agreement and CCW Acquisition Corp. entered into a registration rights agreement. The registration rights agreement became the Company’s obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original registration rights agreement was superseded by a first amended and restated registration rights agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund. The parties to the amended and restated registration rights agreement include Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates, The Blackstone Group and its affiliates, Michael J. Small, Peter Chehayl, Edward Owen, Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P., each of whom are our stockholders, and us.

      The amended and restated registration rights agreement grants the Welsh Carson investors and The Blackstone Group investors the right to require the Company to register their shares of common stock under the Securities Act at any time on or after January 7, 2002. The amended and restated registration rights agreement also grants each of the Welsh Carson investors, each of the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/ Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to include, at their request, shares of common stock owned by them in registrations under the Securities Act by the Company.

Welsh Carson Mezzanine Debt

      In connection with the Merger in January 1999, we issued $180 million of unsecured subordinated notes due 2009 and common shares of Centennial (“Mezzanine Debt”) to an affiliate of Welsh Carson. The Mezzanine Debt bore cash interest at a rate of 10% or pay-in-kind interest at a rate of 13% per annum. In connection with our refinancing transactions during fiscal 2004, as of February 9, 2004, all of the Mezzanine

Debt, including accrued and unpaid interest and unaccreted value of the equity portion of the Mezzanine Debt, was repaid in full.

Welsh Carson Bond Holdings and Indemnity Agreement

      We were advised that an affiliate of Welsh Carson purchased in open market transactions approximately $189 million principal amount of our 10 3/4% Senior Subordinated Notes due 2008. On September 24, 2002, we entered into an indemnification agreement with the Welsh Carson affiliate pursuant to which the Welsh Carson affiliate agreed to indemnify us in respect of taxes which may become payable by us as a result of these purchases. As part of the February 2004 refinancing transactions, we redeemed $70 million in aggregate principal amount of the 2008 Senior Subordinated Notes, which included approximately $34.9 million principal amount of 2008 Senior Subordinated Notes held by the Welsh Carson affiliate.

Other Transactions

•	We are a party to various transactions involving entities controlled by Abraham Selman, the 20% minority stockholder in our Dominican Republic operations. During the fiscal year ended May 31, 2004, we paid entities owned by Mr. Selman amounts totaling approximately $0.9 million, including approximately $0.7 million related to the build-out of our wireless operations in the Dominican Republic. At May 31, 2004, we were owed approximately $0.3 million by companies under Mr. Selman’s control.

•	In connection with our $500 million 10 1/8% senior notes due 2013 offering and related amendment to our prior senior secured credit facility, we reimbursed Welsh Carson and The Blackstone Group for their outside counsel legal fees in the amounts of $1.1 million and $0.1 million, respectively.

•	In May 2002, we loaned Thomas R. Cogar, our Executive Vice President, Chief Technology Officer — Caribbean Operations, $100,000 in connection with his relocation from Indiana to Georgia. The loan was automatically forgiven in accordance with its terms on March 11, 2004.

Proposal 2

RATIFICATION OF INDEPENDENT AUDITORS

      Our Audit Committee has selected the firm of Deloitte & Touche LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending May 31, 2005. In accordance with our policy of seeking annual stockholder ratification of the selection of auditors, we request that such selection be ratified by stockholders. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its partners has any other relationship, direct or indirect, with the Company or its subsidiaries that would effect independence. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

      The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2005.

STOCKHOLDER PROPOSALS

      If a stockholder wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2005 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive offices not later than May 18, 2005.

      In accordance with Rule 14a-4(c)(1) of the Exchange Act, management proxy holders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the Company’s Annual Meeting in 2004 as to which the proponent fails to notify the Company on or before August 1, 2005 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to stockholders). Notifications must be addressed to the Company’s General Counsel at 3349 Route 138, Wall, New Jersey 07719.

OTHER MATTERS

      The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any other business which others intend to bring before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting or any adjournment of the Annual Meeting, the persons named in the accompanying proxy intend to vote on such matters as they, in their discretion, may determine.

By Order of Board of Directors

TONY L. WOLK
Senior Vice President, General Counsel and Secretary

Dated: September 13, 2004

      Please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, or vote by telephone or via the Internet. On written request of any stockholder, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004, including the financial statements and the schedules thereto, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act may be obtained without charge from Tony L. Wolk, General Counsel, Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTENNIAL COMMUNICATIONS CORP.

SEPTEMBER 30, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. Election of Directors:

NOMINEES:

☐ FOR ALL NOMINEES	☐ Anthony J. de Nicola
☐ James R. Matthews
☐ Thomas E. McInerney
☐ WITHHOLD AUTHORITY	☐ James P. Pellow
FOR ALL NOMINEES	☐ Raymond A. Ranelli
☐ Robert D. Reid
☐ FOR ALL EXCEPT	☐ Michael J. Small
(See instructions	☐ David M. Tolley
below)	☐ J. Stephen Vanderwoude

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2005.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

I CONSENT TO VIEW ALL FUTURE PROXY STATEMENTS AND ANNUAL REPORTS ONLINE; PLEASE DO NOT MAIL PAPER COPIES TO ME.

Signature of Stockholder                                         Date:                     Signature of Stockholder                                         Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
CENTENNIAL COMMUNICATIONS CORP.

SEPTEMBER 30, 2004

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES from COMPANY NUMBER any touch-tone telephone and follow the instructions. Have your control number and proxy card ACCOUNT NUMBER available when you call.

- OR -

INTERNET — Access “WWW.VOTEPROXY.COM” and CONTROL NUMBER follow the on-screen instructions. Have your control number available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR
BLACK INK AS SHOWN HERE X

1. Election of Directors:

NOMINEES:

☐ FOR ALL NOMINEES	☐Anthony J. de Nicola
☐James R. Matthews
☐Thomas E. McInerney
☐ WITHHOLD AUTHORITY	☐James P. Pellow
FOR ALL NOMINEES	☐Raymond A. Ranelli
☐Robert D. Reid
☐ FOR ALL EXCEPT	☐Michael J. Small
(See instructions below)	☐David M. Tolley
☐J. Stephen Vanderwoude

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2005.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

I CONSENT TO VIEW ALL FUTURE PROXY STATEMENTS AND ANNUAL REPORTS ONLINE; PLEASE DO NOT MAIL PAPER COPIES TO ME.

Signature of Stockholder Date: Signature of Stockholder Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CENTENNIAL COMMUNICATIONS CORP.
3349 ROUTE 138, BLDG A.
WALL, NJ 07719
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas J. Fitzpatrick and Tony L. Wolk, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Communications Corp., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, September 30, 2004, or at any adjournment or adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)